Exhibit 4.2

THE PUT OPTION HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATES IN THE UNITED STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE ISSUER OF THE PUT OPTION MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

solana company

Put Option Agreement

This Put Option Agreement (this “Agreement”), is entered into as of __________, 2026 (the “Effective Date”), by and between Solana Company, a Delaware corporation (the “Company”), and the purchaser identified on the signature page hereto (“Purchaser”). The Company and Purchaser are herein referred to individually as a “Party” and collectively, as the “Parties”.

WHEREAS, the Purchaser acquired ___________ shares of the Class A common stock of the Company (the "Covered Shares”) pursuant to that certain Securities Purchase Agreement between Purchaser and the Company, dated as of ____________, 2026 (the “Purchase Agreement”); and

WHEREAS, the Parties desire to provide Purchaser the right to cause the Company to purchase all or a portion of the Covered Shares in accordance with and subject to the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the Parties hereto agree as follows:

1.             Grant of Put Option.

(a)            Right to Sell. In connection with a Qualifying Event (as defined below), Purchaser shall have the right, but not an obligation, to cause the Company to purchase from Purchaser all or a portion of the Covered Shares (such right, the “Put Option”) at a price per share equal to (x) the Per Share Purchase Price (as defined in the Purchase Agreement); plus (y) an amount that would result in an IRR of 7.0% per annum on the Per Share Purchase Price as of the date of the applicable Qualifying Event (the “Per Share Put Option Price”).

(b)            For purposes of this Agreement:

(i)             “GAAP” means the generally accepted accounting principles in the United States of America, as in effect from time to time.

(ii)            “IRR” means, with respect to a Covered Share, as of any date of determination, the total internal rate of return on the amount invested by Purchaser in such Covered Share, after taking in account all distributions made to or returns on investment received by the Purchaser in relation to such Covered Share (including any dividends), calculated using the XIRR function of Microsoft Office Excel.

(iii)          “Net Debt” means, as of any date, Total Debt; minus all current assets of the Company and its subsidiaries, determined on a consolidated basis in accordance with GAAP (which, for the avoidance of doubt, shall include without limitations, cash, cash equivalents and digital assets).

(iv)          “Net Debt to Total Capitalization Condition” means the condition for the Net Debt to Total Capitalization ratio (expressed as a percentage) to not exceed 30%, as tested at the time of the Company’s earnings release for each fiscal quarter during the one-year period starting on the Effective Date.

(v)           “Qualifying Event” means each of (A) the 12-month anniversary of the “Closing Date” as defined in the Purchase Agreement (the “Purchase Date”), (B) the 18-month anniversary of the Purchase Date (each of (A) and (B), a “Time Qualifying Event”), (C) a failure of the Net Debt to Total Capitalization Condition (a “Financial Qualifying Event”), and (D) a trading suspension event, being any suspension or halt of trading in the Common Stock (as defined in the Purchase Agreement) on the Trading Market (as defined in the Purchase Agreement) for a period exceeding twenty (20) consecutive Trading Days (as defined in the Purchase Agreement), or the issuance of a delisting notice by the Trading Market (each a “Trading Suspension Qualifying Event”).

(vi)          “Stockholders’ Equity” means as of any date, the total stockholders’ equity of the Company and its subsidiaries, determined on a consolidated basis in accordance with GAAP, consistently applied.

(vii)         “Total Capitalization” means, as of any date, determined on a consolidated basis, the sum of (A) Total Debt and (B) Stockholders’ Equity.

(viii)        “Total Debt” means, as of any date, determined on a consolidated basis for the Company and its subsidiaries, the sum (without duplication) of (A) any obligation for borrowed money, including indebtedness convertible into capital stock of the Company; (B) any obligation evidenced by a bond, indenture, note or other similar instrument; (C) any obligation to pay the deferred purchase price of property or services (excluding trade payables and accrued expenses incurred in the ordinary course of business); and (D) a lease, which has been or should be capitalized on the books of the subject lessee in accordance with GAAP.

(c)            The Company shall promptly provide the Purchaser with written notice (the “Financial Qualifying Event Notice”) within one (1) Business Day (as defined in the Purchase Agreement) of the public release of quarterly or annual financial results in which a failure of the Net Debt to Total Capitalization Condition has occurred.

(d)            Exercise of Put Option.

(i)             If Purchaser desires to sell any Covered Shares pursuant to this Section 1, Purchaser may exercise the Put Option by serving written notice to the Company of Purchaser’s desire to exercise the Put Option (an “Exercise Notice”) (A) in the case of a Time Qualifying Event, no later than the thirtieth (30th) day prior to the applicable Time Qualifying Event or (B) in the case of a Financial Qualifying Event, (x) no later than the fifteenth (15th) Business Day following the Company’s delivery of the Financial Qualifying Event Notice; or (y) if the Company fails to deliver a Financial Qualifying Event Notice within the time period as set forth in Section 1(c)  (“Notice Failure”), no later than the fifteenth (15th) Business Day following the date on which the Purchaser becomes aware of such failure (whether through the Company’s public filings, press releases, SEC reports, or otherwise) or (C) in the case of a Trading Suspension Qualifying Event, no later than the thirtieth (30th) Business Day following the occurrence of such Trading Suspension Qualifying Event (each of (A), (B) and (C), an “Exercise Deadline”). For the avoidance of doubt, the Purchaser's right to exercise the Put Option pursuant to Section 1(d)(i)(B)(y) shall not be prejudiced by any delay or failure by the Company to deliver the Financial Qualifying Event Notice, and the Company shall not be entitled to rely on its own failure to deliver such notice as a defence to the Purchaser's exercise of the Put Option. The Exercise Notice shall specify the number of Covered Shares that Purchaser intends to sell to the Company in connection with the relevant Qualifying Event (such Covered Shares, the “Put Shares”). Purchaser’s exercise of the Put Option will be irrevocable.

(ii)            By exercising the Put Option, Purchaser represents and warrants to the Company that Purchaser (x) has full right, title and interest in and to the Put Shares other than any obligations arising as a result of or under the terms of this Agreement or otherwise imposed by state and federal securities laws, (y) purchased the Put Shares under the Purchase Agreement and (z) has continuously held the Put Shares since the Purchase Date.

(iii)           The closing of any sale of Put Shares pursuant to this Section 1 (the “Closing”) shall take place (A) in the case of a Time Qualifying Event, on the date of the relevant Time Qualifying Event, (B) in the case of a Financial Qualifying Event, as soon as practicable, but no later than thirtieth (30th) day after date of the relevant Exercise Notice or (C) in the case of a Trading Suspension Qualifying Event, as soon as practicable, but no later than thirtieth (30th) day after the date of the relevant Exercise Notice (in each case of (A),(B) and (C), the “Closing Date”), provided that for (C), (x) if the Company is legally prohibited from repurchasing the Put Shares under applicable securities laws as of the date of the relevant Exercise Notice, the Closing shall be postponed to the first Trading Day on which such prohibition is lifted, provided that the Company shall promptly notify the Purchaser of any such prohibition and its expected duration; (y) the Aggregate Put Option Price shall continue to accrue at the IRR rate specified herein from the date of the relevant Exercise Notice until the actual date of payment; and (z) if the Closing has not occurred by the Closing Date (as may be extended pursuant to (x) above), the Purchaser shall have the right, at its sole discretion, to either (aa) rescind the Exercise Notice without prejudice to its right to re-exercise the Put Option at any time thereafter; or (bb) pursue all available legal remedies against the Company for failure to consummate the Closing.

(iv)          Purchaser shall have no right to exercise the Put Option in connection with a Qualifying Event following the Exercise Deadline in respect of such Qualifying Event.

(e)            Consummation of Sale. On the Closing Date, the Company will pay the aggregate Per Share Put Option Price for the Put Shares (the “Aggregate Put Option Price”) by wire transfer of immediately available funds to an account designated in writing by Purchaser, subject to any required withholding. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the Parties acknowledge and agree that, upon delivery of the Aggregate Put Option Price to Purchaser, the Company will become the legal and beneficial owner of the Put Shares, with all right, title and interest in and to the Put Shares.

(f)             Cooperation. The Company and Purchaser shall each take all actions as may be reasonably necessary to consummate the sale contemplated by this Section 1, including, without limitation, entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.

(g)            Closing. At the Closing, Purchaser shall deliver to the Company any certificate or certificates representing the Put Shares, accompanied by stock powers and all necessary ancillary documents as reasonably requested by the Company.

2.             Designation of Covered Shares; Non-Transferability of Put Option.

(a)            Upon issuance of the Covered Shares under the Purchase Agreement, the Covered Shares shall be specifically identified and designated on the books and records of the Company and its transfer agent as subject to the Put Option. The Company shall maintain (or cause its transfer agent to maintain) records sufficient to identify the Covered Shares at all times, including through the use of separate CUSIP(s), legends or other administrative identifiers.

(b)            The Put Option shall attach solely to the Covered Shares and to no other securities. Without prejudice to the generality of the foregoing, the Purchaser may exercise the Put Option only with respect to the Covered Shares that (i) were originally issued to the Purchaser pursuant to the Purchase Agreement and (ii) are continuously held by the Purchaser from the Purchase Date through the applicable Qualifying Event. For the avoidance of doubt, any securities of the Company acquired by Purchaser in the open market or otherwise prior to or after the Purchase Date shall not be eligible for exercise of the Put Option.

(c)            The Put Option shall not be transferable. Any Covered Shares sold, assigned or otherwise transferred by Purchaser shall immediately and irrevocably cease to be eligible to be subject to the Put Option.

3.             Miscellaneous.

(a)            Amendment. This Agreement may be amended or modified only by a written instrument executed by each of the Company and Purchaser.

(b)            Termination. The Put Option and the Company’s obligations pursuant to Section 1 of this Agreement shall terminate on the earliest to occur of (a) following the last Time Qualifying Event, immediately following (x) the Exercise Deadline in the event Purchaser has not delivered an Exercise Notice as of the Exercise Deadline or (y) the Closing in the event Purchaser has delivered an Exercise Notice, and (b) the date upon which Purchaser no longer holds any Covered Shares.

(c)            Notices. All notices and other communications required or permitted to be given pursuant to this Agreement (each, a “Notice”) shall be in writing and shall be deemed effectively given upon the earlier of: (i) actual receipt by the receiving party; (ii) personal delivery to the receiving party; (iii) when sent, if sent by electronic mail or facsimile during normal business hours of the receiving party, and if not sent during normal business hours, then on the receiving party’s next Business Day; (iv) five (5) Business Days after having been sent to the receiving party by registered or certified mail, return-receipt requested, postage prepaid if the sender on the same day sends a confirming copy via electronic mail; or (v) one (1) Business Day after deposit with a nationally recognized overnight courier for delivery to the receiving party, specifying next-day delivery, if the sender on the same day sends a confirming copy via electronic mail, with written verification of receipt. All Notices shall be sent to the receiving party at its address, or email address set forth on the signature page to this Agreement or at such other address or email address as such party may designate in a Notice to the other parties given in accordance with this section.

(d)           Governing Law. The governing law, dispute resolution and waiver of jury trial provisions set forth in Sections 5.9 and 5.17 of the Purchase Agreement shall apply to this Agreement mutatis mutandis.

(e)            Entire Agreement. This Agreement, including all exhibits, schedules, attachments and appendices attached to this Agreement and thereto, constitutes the sole and entire agreement of the parties hereto with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, regarding such subject matter.

(f)             Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, Purchaser may not transfer or assign its rights under this Agreement without the prior written consent of the Company.

(g)            No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(h)            Further Assurances. At any time or from time to time after the Effective Date, the Parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as any other party may reasonably request in order to carry out the intent of the parties hereunder, consummate the transactions contemplated under this Agreement, and obtain any governmental approvals required in connection therewith.

(i)             Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the Parties agree to renegotiate such provision in good faith. If the Parties cannot reach a mutually agreeable and enforceable replacement for such provision, then: (i) such provision will be excluded from this Agreement; (ii) the balance of the Agreement will be interpreted as if such provision were so excluded; and (iii) the balance of the Agreement will be enforceable in accordance with its terms.

(j)             Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, the Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

COMPANY:

SOLANA COMPANY,
a Delaware corporation

By:
Name:
Title:

Address for Notices:

[Signature page to Put Option Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

PURCHASER:

[INSERT PURCHASER NAME]

Name:
Title:

Address for Notices:

[Signature page to Put Option Agreement]